SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549



                            FORM 8-K



        Current Report Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934




Date of report:  July 11, 1997        Commission File No. 1-11453
(Date of earliest event reported)




                 AMERICAN FINANCIAL GROUP, INC.




Incorporated under               IRS Employer
the laws of Ohio                 Identification No. 31-1422526



                     One East Fourth Street
                     Cincinnati, Ohio  45202
                     Phone:  (513) 579-2121



Former name or former address, if changed since last report - not appl icable.


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                 AMERICAN FINANCIAL GROUP, INC.

                            FORM 8-K

Item 5.    Other Events.

      On July 11, 1997, American Financial Group, Inc. entered into agreements with two of its subsidiaries, American Financial Corporation and American Financial Enterprises, Inc. pursuant to previously announced plans to reduce its corporate expenses and improve its corporate capital structure. Please see the News Release attached hereto as Exhibit 1.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

    (a)    Not Applicable
    (b)    Not Applicable
    (c)    Exhibit (99) Additional Exhibits.
           (1)   American Financial Group, Inc. News Release


                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                          AMERICAN FINANCIAL GROUP, INC.



July 14, 1997             By:   James C. Kennedy
                              James C. Kennedy
                              Deputy General Counsel & Secretary


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                                                        Exhibit 1
AMERICAN FINANCIAL GROUP, INC.                  NEWS RELEASE
__________________________________________________________________

Date:          July 11, 1997             Contact:  Anne N. Watson

For Release:   Immediately              Phone:     (513) 579-6652
                                   Web Site: http://www.amfnl.com


                    AMERICAN FINANCIAL GROUP
             ANNOUNCES SIGNING OF MERGER AGREEMENTS


      (Cincinnati, Ohio)  American Financial Group,  Inc.  (NYSE:
AFG) announced today that it has entered into agreements with two of its subsidiaries, American Financial Corporation ("AFC") and American Financial Enterprises, Inc. ("AFEI") pursuant to previously announced plans to reduce its corporate expenses and improve its corporate capital structure.

The AFC Merger

      AFG owns 100% of the common stock and 76% of the voting equity securities of AFC. AFC has two series of publicly-held voting preferred stock, Series F and Series G, both listed on the Pacific Exchange, which together represent approximately 24% of AFC's voting securities.

     Under the AFC merger agreement, AFC will merge with a wholly-owned subsidiary pursuant to which each share of Series F Preferred Stock will be converted into the right to receive $22.35 per share and each share of Series G Preferred Stock will
be  converted  into the right to receive $10.50 per  share.   The
aggregate merger consideration to be received by a holder would be payable, at the holder's election, either in cash, in shares of a new AFC Series J Preferred Stock, or a combination of the
two.   The transaction has been structured to be tax-free to  AFC
Preferred Shareholders receiving solely Series J Preferred Stock in the merger.

      While the basic terms of the transaction remained the same as those announced on April 23, 1997, subsequent negotiations between AFG and a Special Committee of AFC's Board of Directors did result in an increase in the amount of consideration to be received by holders of Series F Preferred Stock.

     Holders of Series J Preferred Stock will hold approximately 23% of the voting power of AFC after the AFC Merger, which has been structured to be tax free to current AFC preferred stockholders receiving solely shares of Series J Preferred Stock. The Series J Preferred Stock will be redeemable, at AFC's option, at 103% of principal amount after the eighth anniversary of its issuance, declining to 101.5% of principal amount after the ninth anniversary and 100% of principal amount after the tenth anniversary of its issuance. It will have a liquidation value of $22.35 per share and an annual dividend of $1.90 per share, paid on a semi-annual basis. The Merger Agreement requires that approximately $70.4 million in liquidation value of the new Preferred Stock be issued in the transaction. If the Series J Preferred Stock alternative is over-subscribed, holders will be allocated shares on a pro-rata basis.

The AFEI Merger

      AFG currently owns approximately 83% of the outstanding common stock of AFEI. Under the AFEI merger agreement, all publicly-held shares of AFEI will be exchanged for (i) shares of new AFG common stock, on a one-for-one basis, or (ii) $37.00 per share in cash, at the option of AFEI shareholders. There are approximately 2.7 million shares of AFEI common stock outstanding (including yet-unexercised employee stock options) which are not beneficially owned by AFG. The AFEI merger has been structured to be tax-free to AFEI shareholders who receive solely shares of common stock of the new holding company in the AFEI merger.

The AFG Reorganization

      In conjunction with the AFEI merger, AFG shareholders will be asked to approve an AFG plan of reorganization that provides that a new holding company be formed which would be the ultimate parent entity of AFG and all of its subsidiaries, and which would be the issuer of the new AFG stock in exchange for AFEI common stock. No material change in AFG's financial statements or in the rights of its security holders would occur as a result of such a reorganization.

      The  cash  to be utilized if the proposed transactions  are completed is expected to come from internally generated funds and
existing   credit  lines.   The  transactions  are   subject   to
shareholder approval.

      This announcement does not constitute a solicitation of proxies or consents of AFC, AFEI or AFG shareholders, which will only be made by means of prospectus/proxy statements relating to the proposals which are expected to be filed with the Securities and Exchange Commission within the next week.

      American  Financial  Group Inc.  is  engaged  primarily  in
specialty   and   multi-line  property  and  casualty   insurance
businesses and in the sale of tax-deferred annuities and certain life and health insurance products.
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